Exhibit 5.1
MAYER • BROWN

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
July 28, 2011
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
Re:	Registration Statement on Form S-8
Dear Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about July 29, 2011, relating to 21,000,000 additional shares of common stock, par value $0.01 per share (the “Shares”), of Republic Services, Inc. (the “Company”) issuable pursuant to the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”).
     In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, (as amended), the Amended and Restated Bylaws of the Company, the Plan and such corporate records, certificates of public officials and other documentation as we deem necessary or appropriate. We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies. As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of the Company.
     Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
     Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Republic Services, Inc.
July 28, 2011

     Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP

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